Exhibit A

                                STRAW DOGS, INC.
                             8330 West Third Street
                              Los Angeles, CA 90048

February 9, 2001

Jesse Dylan
Wonderous Strange Holdings Productions Inc.
c/o 8330 W. Third Street
Los Angeles, CA
90048

Re: Director Agreement between Wonderous Strange Holdings Productions Inc. ("You" or "Wonderous Strange") f/s/o Jesse Dylan ("Dylan") and Straw Dogs, Inc. ("Straw Dogs")

Dear Jesse:

This letter, when signed by You and Dylan and counter-signed by Straw Dogs a wholly owned subsidiary of Paradise Music & Entertainment, Inc. shall constitute an agreement with respect to your engagement by Straw Dogs as a director.

1. Exclusive Services: You and Dylan will be represented by and work exclusively, throughout the universe, for Straw Dogs with respect to television commercial ("T.V. commercial") and music video ("Music Video") productions only. For the avoidance of doubt, Straw Dogs does not have a right to Dylan's services with respect to motion pictures, documentaries or other projects.

2. Term: The term of this Agreement will commence on January 1, 2001, and ends December 31, 2002 (the "Term"). Notwithstanding the foregoing, as of the date of execution of this Agreement or at any time thereafter either you or Straw Dogs may terminate this Agreement on thirty (30) days prior written notice.

3. Day Rate: Dylan's day rate for T.V. commercials shall be bid at Eighteen Thousand Five Hundred Dollars ($18,500) per shoot day. If such budgeted rate is higher, Dylan shall receive the higher rate. The bid rate will be paid to you within ten (10) days after completion of principal photography.

4. Profit Participation: During the Term of this Agreement, for your T.V. commercial productions, you will receive as additional compensation, 45% of the net profit during each one year period less all direct costs and 20% of budgeted mark-up of each job for overhead costs ("Profit Participation"). Straw Dogs will provide you with an actualized accounting of each job within thirty (30) days of complete actualization. Profit Participation, if any, will be paid quarterly in arrears for all jobs actualized and fully paid by the client during that period.

5. Underages: As further additional compensation, you will receive 60% of the net under budget amounts ("underages") on T.V. commercial productions produced during each year of this Agreement. Your underage entitlement for all jobs produced during each year of this Agreement are cross-collateralized (i.e., losses or amounts overbudget on one shoot will offset underbudget amounts on another shoot.) Straw Dogs will provide you with an actualized accounting for each production, calculated and payable on a quarterly basis. Should, at the end of the Term, after all the underages and the overbudget amounts have been aggregated together, there be a net overage, you will not be required to repay such amount to Straw Dogs.

6. Additional Compensation Computation: When computing additional compensation, Straw Dogs shall take into account all amounts paid by the client/agency to Straw Dogs with regard to the particular T.V. commercial less all direct costs incurred, including but without limitation, the A-K costs as set out on the A.I.C.P. bid sheet, insurance per bid, travel and accommodations costs, talent costs, handling fees, pension and welfare costs, directors fees and 20% of overhead as set out in paragraph 3 above.

7. Music Videos: In full and complete consideration for your services on Music Video productions, Straw Dogs agrees to pay you and you agree to accept, a directing fee equal to 10% inclusively of the total contracts that are billed to Straw Dogs' clients on your Music Video productions unless otherwise agreed to in advance (i.e., total contract including your fee is $80,000, then your fee would be $8,000), payable in the manner described herein. Compensation payable pursuant to this paragraph is referred to as "Your Video Fees". Your Video Fees shall be payable fifty percent (50%) within five (5) working days after completion of principal photography and approval by the contracting agency of dailies or telecine for such Project and fifty percent (50%) within ten (10) working days after delivery of dailies or completion and delivery of editorial elements, whichever is later, for such Project.

8. Expenses: Straw Dogs will pay your ordinary and necessary production related expenses, including travel, airfare and reels, as approved by Straw Dogs.

9. Directors Guild: Dylan is and shall remain during the Term, a member in good standing of the Directors Guild of America ("D.G.A"). Straw Dogs will pay on your behalf your D.G.A. health and pension expenses. All D.G.A. costs will be charged to a production. You will be responsible for the payment of D.G.A. income dues.

10. Audit Rights: You, or your representative, will have the right, at your sole cost and expense, during normal business hours on reasonable written notice to inspect the project statements for each production shot by you and all records of Straw Dogs as they relate thereto. Such inspection of the records shall be limited to one inspection during each year of the term of this Agreement and once within six months following the termination of this Agreement. If no written objection is made to a project statement within one year after the date of delivery to you, such project statement shall be deemed final and binding for all purposes on both parties.

11. Work-for-Hire: Straw Dogs shall own, forever and throughout the universe, the product of all your services hereunder, it being acknowledged that for copyright purposes such product shall be a work-for-hire within the meaning of the United States copyright law and should any project covered by this Agreement or the contribution made thereto by you ever be determined not to constitute a work made for hire, you hereby grant Straw Dogs all rights in and to such project and the contribution made by you thereto.

12. Representations: You represent that you are free to enter into this Agreement and are not subject to any obligations, which might interfere with your undertakings to Straw Dogs hereunder.

13. No Joint Venture: The parties acknowledge and agree that the relationship between Straw Dogs and Wonderous Strange is that of independent contractors. Wonderous Strange further acknowledges that its relationship to Straw Dogs does not include any management responsibility or authority with respect to the operation of Straw Dog's business. Nothing in this agreement is intended to create or shall be deemed to create or constitute a joint venture or partnership between Straw Dogs and Wonderous Strange.

14. Payroll Taxes: Dylan shall be responsible for the payment of all withholding, payroll and other taxes payable in respect of the amounts received by Dylan under this Agreement and hereby agrees to indemnify and hold Straw Dogs harmless from any obligation or penalty arising with respect to such taxes.

15.   [Intentionally deleted.]

16.   [Intentionally deleted.]

17. Notices: All notices under this agreement shall be in writing and shall be deemed given when delivered personally or sent by overnight courier service to the parties at the addresses set forth above (or to such other address as a party may specify by notice given to the other party pursuant to this provision) with copies to Jeff Rosen, Davasee Enterprises, 67 Irving Place, New York, NY 10003, and Todd Gelfand, Gelfand Rennert & Feldman, 1880 Century Park East, Suite 1600, Los Angeles, CA 90067. In addition, copies of all notices sent to Straw Dogs shall be sent c/o Paradise Music & Entertainment, Inc., 53 West 23rd Street, New York, NY 10010, attention: Business Affairs.

18. Separability: If any provision of this Agreement is held to be invalid or unenforceable, the balance of this Agreement shall be in effect.

19. Waiver: No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing and must be signed by the party waiving any provision hereof.

20. Arbitration: The parties agree that any disputes that arise between you and Straw Dogs will be submitted to arbitration in accordance with the commercial rules of the American Arbitration Association in Los Angeles, California and judgment upon the award rendered by the arbitrator(s) may be entered into any court having jurisdiction therefore.

21. Entire Agreement: This Agreement contains, and is intended as, a complete statement of all the terms of the arrangements among the parties with respect to the directing services and other matters provided for herein, supersedes any previous agreement and understandings between both parties with respect to those matters, and cannot be changed or terminated orally.

22. Governing Law: This Agreement has been made and shall be interpreted in accordance with the laws of the State of California and contains the entire understanding between us and may only be modified in writing signed by both of us.

If the foregoing is in accordance with your understanding, please signify your acceptance of the terms hereof by signing in the place provided below.

Agreed and Accepted:

Wonderous Strange Holdings Productions, Inc.

    /s/ Jesse Dylan
- --------------------------------- _     Date: __________________________________
   By:  Jesse Dylan
   Its: President

    /s/ Jesse Dylan
- ---------------------------------       Date: __________________________________
   Jesse Dylan, individually

Straw Dogs, Inc.

By: /s/
- ---------------------------------

Title: /s/                              Date: __________________________________
- ---------------------------------